SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2012

PACIFIC CONTINENTAL CORPORATION

(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)

000-30106	93-1269184
(Commission File Number)	IRS Employer Identification No.

111 West 7th Avenue

Eugene, Oregon 97401

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (541) 686-8685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a current report on Form 8-K filed by Pacific Continental Corporation (the “Company”) with the Securities and Exchange Commission on September 5, 2012, Michael S. Holcomb resigned from the Company’s board of directors and the board of Pacific Continental Bank, the Company’s banking subsidiary, effective August 31, 2012. Mr. Holcomb had served as a member of the Audit and Compensation Committees of the board of directors of the Company, and, upon his resignation, the Audit Committee was comprised of two directors.

On September 19, 2012, the Company received a deficiency letter from the Listing Qualifications Staff at The NASDAQ Stock Market stating that the Company did not comply with the audit committee composition rules set forth in NASDAQ Listing Rule 5605 requiring the Audit Committee to consist of at least three independent members of the board of directors. Consistent with NASDAQ Listing Rule 5605(c)(4), NASDAQ has provided the Company with a cure period in order to regain compliance with the audit committee requirement. The cure period to meet the audit committee requirement will extend until the earlier of the Company’s next annual shareholders’ meeting or August 31, 2013, provided that if the next annual shareholders’ meeting is held before February 27, 2013, then the Company must evidence compliance no later than February 27, 2013.

On September 25, 2012, the board of directors of the Company appointed John Rickman, a current independent director of the Company’s board, to the Audit Committee. The Company believes that the appointment of Mr. Rickman to serve on the Audit Committee satisfies the NASDAQ audit committee composition rules and cures the noted deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2012

PACIFIC CONTINENTAL CORPORATION

By:	/s/ Michael A. Reynolds
Michael A. Reynolds
Executive Vice President
Chief Financial Officer

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